UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

Cardinal Health, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-11373
(State or other jurisdiction of incorporation)	(Commission file number)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of principal executive offices) (Zip code)
Jessica L. Mayer
Chief Legal and Compliance Officer
(614) 757-5000
(Name and telephone number, including area code, of the
person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 204.13p-1) for the reporting period from January 1 to December 31, 2022.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 204.13q-1) for the fiscal year ended ___________.

Section 1 - Conflict Minerals Disclosure
Item 1.01. Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
A copy of Cardinal Health, Inc.'s Conflict Minerals Report for the reporting period from January 1, 2022 to December 31, 2022 is filed as Exhibit 1.01 hereto and is publicly available on the company's website at https://www.cardinalhealth.com/en/about-us/environmental-social-governance/policies-and-principles.html.

Item 1.02. Exhibit
A copy of the Conflict Minerals Report is attached hereto as Exhibit 1.01 and incorporated herein by this reference.

Section 2 - Resource Extraction Issuer Disclosure
Item 2.01. Resource Extraction Issuer Disclosure and Report
Not applicable.
Section 3 - Exhibits
Item 3.01. Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report for the reporting period from January 1, 2022 to December 31, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Cardinal Health, Inc. (Registrant)

By:	/s/ Jessica L. Mayer	Date: May 31, 2023
Jessica L. Mayer
Chief Legal and Compliance Officer

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